CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Post-Effective Amendment No.1 to Registration Statement (No. 000-52959) on Form S-1 of Sterling Oil & Gas Company of our report, dated May 27, 2008, relating to our audit of the financial statements as of February 29, 2008, and for the period from inception (May 1, 2007) through February 29, 2008, appearing in the Registration Statement. Our report dated May 27, 2008 relating to our audit of the consolidated financial statements, appearing in the Prospectus, which is part of such Registration Statement, and to the reference to our firm under the caption “Experts” in such Prospectus.

/s/ Hein & Associates LLP

HEIN& ASSOCIATES LLP

Denver, Colorado
May 27, 2008